Exhibit 16.2

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Stephen C. Rogers, their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for them and in their names, place and stead, in any and all capacities, to sign the Registration Statement on Form N-14 relating to the proposed reorganizations of (a) SM&R Growth Fund, SM&R Equity Income Fund, and SM&R Balanced Fund, each a portfolio of SM&R Investments, Inc. (the “Company”) into Equity Income Fund, a portfolio of California Investment Trust (“CalTrust”), (b) SM&R Government Bond Fund, a portfolio of the Company, into U.S. Government Securities Fund, a portfolio of CalTrust, and (c) SM&R Money Market Fund, a portfolio of the Company, into The United States Treasury Trust, a portfolio of CalTrust, and any amendments to the Registration Statement, including post-effective amendments; and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission by means of the Securities and Exchange Commission's electronic disclosure system known as EDGAR, granting unto Mr. Rogers, full power and authority to sign and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming that Mr. Rogers, or his substitute, may lawfully do or cause to be done by virtue thereof.

SIGNATURES	TITLE	DATE

/s/ Stephen C. Rogers		March 5, 2010
Stephen C. Rogers	President, Secretary, Chairman of the Board and Trustee

/s/ James W. Miller, Jr.		March 5, 2010
James W. Miller, Jr.	Trustee

/s/ Kevin T. Kogler		March 5, 2010
Kevin T. Kogler	Trustee

/s/ Stephen H. Sutro		March 5, 2010
Stephen H. Sutro	Trustee

/s/ William P. Mock		March 5, 2010
William P. Mock	Treasurer (Principal Financial Officer)